EXHIBIT 3.280
LIMITED LIABILITY COMPANY AGREEMENT
OF
MMC OF NEVADA, LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is made as of the 24th day of June, 2002 by TRIAD HOSPITALS, INC. (“Member”).
1. FORMATION.
1.1 Formation. The Member does hereby form a limited liability company (“Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (“Act”).
2. NAME AND OFFICE.
2.1 Name. The name of the Company shall be MMC of Nevada, LLC.
2.2 Principal Office. The principal office of the Company shall be at 13455 Noel Road, Dallas, Texas 77240, or at such other place as shall be determined by the Member. The books of the Company shall be maintained at such principal place of business or such other place that the Member shall deem appropriate. The Company shall designate an agent for service of process in Delaware in accordance with the provisions of the Act.
3. PURPOSE AND TERMS.
3.1 Purposes. The purposes of the Company are as follows:
(a) To engage in all lawful activities in which a limited liability company may engage under the Act as is determined by the Member.
(b) To do all other things necessary or desirable in connection with the foregoing, or otherwise contemplated in this Agreement.
3.2 Company’s Power. In furtherance of the purposes of the Company as set forth in Section 3.1 the Company shall have the power to do any and all things whatsoever necessary, appropriate or advisable in connection with such purposes, or as otherwise contemplated in this Agreement.
3.3 Term. The term of the Company shall commence as of the date of the filing of a Certificate of Formation with the Delaware Secretary of State’s Office, and shall continue until dissolved in accordance with Section 11.
4. CAPITAL.
4.1 Capital Contributions of Member. The initial capital contribution of the Member shall be $1,000. Such capital contribution shall be made by the Member at such time as the Member shall determine. The Member may, but shall not be required to, make additional capital contributions to the Company from time to time.

4.2 No Liability of Member. Except as otherwise specifically provided in the Act, the Member shall not have any personal liability for the obligations of the Company. Except as provided in Section 4.1, the Member shall not be obligated to contribute to, or loan money to, the Company.
4.3 No Interest on Capital Contributions. The Member shall not be entitled to interest on any capital contributions made to the Company.
5. ACCOUNTING.
5.1 Books and Records. The Company shall maintain full and accurate books of the Company at the Company’s principal place of business, or such other place as the Member shall determine, showing all receipts and expenditures, assets and liabilities, net income and loss, and all other records necessary for recording the Company’s business and affairs. Such books and records shall be open to the inspection and examination of the Member in person or by her duly authorized representatives at all reasonable times.
5.2 Fiscal Year. The fiscal year of the Company shall be the calendar year.
6. BANK ACCOUNTS.
6.1 Bank Accounts. All funds of the Company shall be deposited in its name into such checking, savings and/or money market accounts or time certificates as shall be designated by the Member. Withdrawals therefrom shall be made upon such signature or signatures as the Member may designate. Company funds shall not be commingled with those of any other person or entity.
7. NET INCOME AND NET LOSS.
7.1 Net Income and Net Loss. All net income or net loss of the Company shall be for the account of the Member.
8. FEDERAL INCOME TAX ELECTIONS.
8.1 Tax Treatment. It is the intention of the Member that for Federal, state and local income tax purposes the Company be disregarded as an entity separate from the Member in accordance with the provisions of Treas. Reg. §§ 301.7701-2 (c)(2)( i) and 301.7701-3(b)(1)(ii). The Member shall take all actions which may be necessary or required in order for the Company to be so disregarded for income tax purposes.
9. DISTRIBUTIONS.
9.1 Distributions. The Member shall determine, in the Member’s sole discretion, the amount and timing of any distributions to the Member and whether such distributions shall be paid in cash or property.
10. MANAGEMENT.
10.1 Management.

(a) Control and management of the business of the Company as described in Section 3 shall be vested exclusively in the Member during the term of the Company, including its liquidation and dissolution.
(b) Except as otherwise provided herein, the Member shall have the right, power and authority on behalf of the Company, and in its name, to exercise all of the rights, power and authority which may be possessed by a member of a limited liability company pursuant to the Act, including, but not limited to, the sale or other disposition of all, or substantially all, of the assets of the Company, the borrowing of money and the encumbering of the Company’s assets. The Member may execute any document or take any action on behalf of the Company and such execution or action shall be binding upon the Company. In dealing with the Member, no person shall be required to inquire into the authority of the Member to bind the Company. The Member may delegate any portion of the Member’s authority hereunder to others, in which event such others shall have such authority as has been delegated to them.
10.2 Standard of Care of Member; Indemnification.
(a) The Member shall not be liable, responsible or accountable in damages to the Company for any act or omission on behalf of the Company performed or omitted by the Member in good faith and in a manner reasonably believed by the Member to be within the scope of the authority granted to the Member by this Agreement and in the best interests of the Company, unless the Member has been guilty of recklessness or willful misconduct with respect to such acts or omissions.
(b) To the full extent permitted by the Act, the Company shall indemnify the Member for, and hold the Member harmless from, any loss or damage incurred by the Member by reason of any act or omission so performed or omitted by the Member (and not involving recklessness or willful misconduct). To the full extent authorized or permitted by the Act, the Company shall pay or reimburse reasonable expenses (including reasonable attorneys’ fees) incurred by the Member as a party to a proceeding in advance of final disposition of such proceeding. The Company may purchase and maintain insurance on behalf of the Member against any liability asserted against or incurred by the Member as a result of being the Member, whether or not the Company would have the power to indemnify such person against the same liability under the provisions of this Section 10.2(b) or the Act.
10.3 Compensation for Services. The Member shall be entitled to receive such compensation, if any, as the Member shall determine.
11. DISSOLUTION.
11.1 Dissolution. Notwithstanding anything in the Act to the contrary, the Company shall dissolve upon, but not before, the decision of the Member to dissolve the Company. Dissolution of the Company shall be effective upon the date determined by the Member, but the Company shall not terminate until the assets of the Company shall have been distributed as provided in Section 11.3. Notwithstanding dissolution of the Company, prior to the liquidation and termination of the Company, the Company shall continue to be governed by this Agreement.

11.2 Sale of Assets Upon Dissolution. Following the dissolution of the Company, the Company shall be wound up and the Member shall determine whether the assets of the Company are to be sold or whether some or all of such assets are to be distributed to the Member in kind in liquidation of the Company.
11.3 Distributions Upon Dissolution. Upon the dissolution of the Company, the properties of the Company to be sold shall be liquidated in orderly fashion and the proceeds thereof, and the property to be distributed in kind, shall be distributed as follows:
(a) First, to the payment and discharge of all of the Company’s debts and liabilities, to the necessary expenses of liquidation and to the establishment of any cash reserves which the Member determines to create for unmatured and/or contingent liabilities or obligations of the Company.
(b) Second, to the Member.
12. ASSIGNMENT AND ADDITION OF MEMBERS.
12.1 Assignment of Member’s Interest. The Member may freely sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of the Member’s interest in the Company. The transferee shall automatically become a substitute Member.
12.2 Death, Bankruptcy, Etc. of Member. Upon the occurrence of any of the events referred to in Sections 18-304 or 18-705 of the Act, the successor-in-interest of the Member shall automatically become a substitute Member in the place of the Member.
13. GENERAL.
13.1 Amendment. This Agreement may be modified or amended from time to time only upon the written consent of the Member.
13.2 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.
13.3 Number and Gender. Unless the context otherwise requires, when used herein, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.
13.4 Severability. If any provision of this Agreement, or the application thereof to any person, entity or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other persons, entities or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
13.5 Binding Agreement. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the Member and its successors and assigns.

13.6 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.
13.7 Entire Agreement. This Agreement contains the entire agreement with respect to the subject matter hereof.
IN WITNESS WHEREOF, the Member has duly executed this Agreement as of the date first written above.
TRIAD HOSPITALS, INC.
By: /s/ Daniel J. Moen
Daniel J. Moen, Executive Vice President
(“Member”)

ADDENDUM
Effective as of 12:01 a.m. (Eastern Standard Time) on January 1, 2006 (the “Effective Date”), Triad Hospitals, Inc. (“Triad”) assigned, transferred and conveyed its 100% limited liability company interest in MMC of Nevada, LLC, a Delaware limited liability company (“LLC”), to Tennyson Holdings, Inc. (“Holdings”), whereupon Holdings became the sole member of LLC. Attached hereto is a copy of the Limited Liability Company Agreement of LLC (the “Agreement”).
The undersigned hereby agrees to be bound by all of the terms and provisions of the Agreement, and further agrees that, from and after the Effective Date, all references in the Agreement to Triad as the sole member (the “Member”) shall be deemed to be references to Holdings as the Member.
IN WITNESS WHEREOF, Holdings has executed this Addendum on the 1st day of January, 2006.
TENNYSON HOLDINGS, INC.
By: /s/ Rebecca Hurley
Name: Rebecca Hurley
Title: Senior Vice President,
General Counsel and Secretary